Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

Media Contact:

Matthew Bashalany

+1.617.897.1545

matthew.bashalany@fticonsulting.com

FTI Consulting Appoints Rike Rabl as Chief Human Resources Officer

Washington, D.C., Dec. 9, 2025 — FTI Consulting, Inc. (NYSE: FCN) today announced that the Company’s Board of Directors has elected Rike Rabl as Chief Human Resources Officer, effective Jan. 1, 2026.

Ms. Rabl, who joined FTI Consulting in 2020 and is based in Washington, D.C., will lead FTI Consulting’s global human capital strategy, including talent acquisition and development, workforce planning, and total rewards. In her role, she will work with segment and regional leaders to attract and grow top talent worldwide and will serve as a member of the firm’s Executive Committee.

Ms. Rabl will succeed Holly Paul, who joined FTI Consulting as its first Chief Human Resources Officer in 2014. During her tenure, Ms. Paul transformed FTI Consulting’s human resources function, including building out the firm’s recruiting and talent development teams, enhancing benefits and introducing new employee engagement initiatives, among many other changes. Ms. Paul will remain with the Company in a senior advisory role.

“I would like to thank Holly for her leadership and her many contributions over the past 11 years,” said Steven H. Gunby, CEO and Chairman of FTI Consulting. “Holly has helped us attract, develop and retain the great people — people with the drive and energy to do great work for our clients, which in turn allows us to build our brand and attract more great talent.”

Mr. Gunby added, “To continue to drive this Company’s powerful organic growth trajectory, we must compete and win in the two markets that matter most: the market for clients and the market for talent. Holly and Rike have partnered to make this transition smooth, and I am confident that Rike’s global perspective and track record in driving transformational change will help us build on the strong foundation Holly created.”

Commenting on the transition, Ms. Paul said, “The heart of FTI Consulting is our people. It has truly been an honor to help lead our Company through the shift to organic growth that we started in 2014. After more than a decade, this is the right time for a transition. Rike’s experience leading strategy at people-driven companies will help us continue to elevate our HR strategy and practices for the next chapter of FTI Consulting’s growth.”

Ms. Rabl most recently served as Deputy Chief Human Resources Officer, partnering with Ms. Paul to oversee HR operations globally and drive HR strategy and transformation efforts to improve service delivery.

Commenting on her appointment, Ms. Rabl said, “As a leading expert firm, our success depends on empowering our people to deliver exceptional results for clients and on our ability to attract, develop and retain the best professionals in the market. Holly’s leadership and commitment to the firm’s values have made a lasting impact. I’m honored to build on that legacy and excited to partner with our business leaders to drive innovation in our talent strategy.”

From 2014 to 2020, Ms. Rabl led large-scale transformation at Fannie Mae as Head of the Transformation Office, partnering with senior leadership to design and execute strategies that resulted in lasting improvements of the operational effectiveness of the business. Earlier in her career, she spent nearly a decade at The Boston Consulting Group (“BCG”), advising global clients on strategy, organizational design and large-scale transformation initiatives from conception through implementation.

Ms. Rabl earned a master’s in psychology with a focus on organizational psychology from the Johann Wolfgang Goethe University in Frankfurt, Germany, and received her MBA from London Business School.

About FTI Consulting

FTI Consulting, Inc. is a leading global expert firm for organizations facing crisis and transformation, with more than 8,100 employees located in 32 countries and territories as of September 30, 2025. In certain jurisdictions, FTI Consulting’s services are provided through distinct legal entities that are separately capitalized and independently managed. The Company generated $3.70 billion in revenues during fiscal year 2024. More information can be found at www.fticonsulting.com.

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